Exhibit 12.01


             NORTHERN STATES POWER COMPANY AND SUBSIDIARY COMPANIES
                           STATEMENT OF COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES


Earnings                                          1997         1996         1995        1994         1993
                                               ---------    ---------    ---------    ---------    ---------
     Income from continuing                                       (Thousands of dollars)
     operations before accounting
      change                                   $ 237,320    $ 274,539    $ 275,795    $ 243,475    $ 211,740
Add
     Taxes based on income (1)
        Federal income taxes                     105,733      153,515      142,492      112,611       99,952
        State income taxes                        23,008       40,635       34,988       35,746       28,076
        Deferred income taxes-net                 (5,902)     (30,561)     (11,076)      (6,100)      12,256
        Tax credits - net                        (26,365)     (17,395)     (14,409)     (13,049)      (9,544)
        Foreign income taxes                         236          616          233          219
     Fixed charges                               169,377      141,961      133,328      115,083      113,562
Deduct
     Undistributed equity in earnings of
        unconsolidated affiliates (2)              5,364       25,976       41,870       23,588        1,142
                                               ---------    ---------    ---------    ---------    ---------
              Earnings                         $ 498,043    $ 537,334    $ 519,481    $ 464,397    $ 454,900
                                               =========    =========    =========    =========    =========


Fixed charges:
     Interest charges, excluding AFC - debt,
         per statement of income                 154,940      141,961      133,328      115,083      113,562
      Distributions on redeemable preferred
           securities of subsidiary trust         14,437         --           --           --           --
                                               ---------    ---------    ---------    ---------    ---------
              Total fixed charges              $ 169,377    $ 141,961    $ 133,328    $ 115,083    $ 113,562
                                               =========    =========    =========    =========    =========


Ratio of earnings to fixed
     charges                                         2.9          3.8          3.9          4.0          4.0
                                               =========    =========    =========    =========    =========

(1) Includes income taxes included in Other Income (Expense).
(2) Includes losses of unconsolidated affiliates accounted for under the equity method.